Exhibit 23.2

Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-177799) pertaining to the 2011 Amended Incentive Plan, 2010 Stock Plan, and 2008 Stock Plan of Groupon, Inc.,

(2)	Registration Statement (Form S-8 No.333-181854) pertaining to the Groupon, Inc. 2012 Employee Stock Purchase Plan,

(3)	Registration Statement (Form S-8 No.333-193165) pertaining to the Groupon, Inc. 2011 Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-202061) pertaining to the Groupon, Inc. 2011 Incentive Plan, and

(5)	Registration Statement (Form S-3 ASR No. 333-202060) of Groupon, Inc.;

of our report dated March 30, 2016, with respect to the consolidated financial statements of Monster Holdings LP included in this Amendment No. 1 on Form 10-K/A of Groupon, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young Han Young
Seoul, Republic of Korea
March 30, 2016